Exhibit 4.2

BIOFORM MEDICAL, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of June 28, 2006, by and between BioForm Medical, Inc., a Delaware corporation (the “Company”) and the individuals and entities listed on Exhibit A (the “Investors”) by virtue of the execution of this Agreement by the holders of at least a majority of the Registrable Securities outstanding and subject to the Amended and Restated Investors’ Rights Agreement dated February 12, 2004 (the “Original Agreement”). This Agreement hereby amends and restates in its entirety the Original Agreement.

RECITALS

A. The Company is selling shares of Series D Preferred Stock to certain investors (the “Series D Investors”) pursuant to the terms of a Series D Preferred Stock Purchase Agreement dated as of an even date herewith (the “Purchase Agreement”); and

B. To induce the Series D Investors to purchase the Series D Preferred Stock, the Company and the existing Investors desire to amend and restate the Original Agreement to read as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

AGREEMENT

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Common Stock” shall mean the Common Stock of the Company.

(c) The term “Form S-3” means Form S-3 under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the registrant with the SEC.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

(e) The term “Major Investor” means any Investor holding Registrable Securities representing at least 5% of the Company’s fully-diluted capital stock (including all shares of Common Stock issuable, directly or indirectly, on exercise and/or conversion of all outstanding securities of the Company).

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g) The term “Recapitalization” shall mean the appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations after the date hereof.

(h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of, effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), above, excluding in all cases, however, any Registrable Securities that have been sold by a person in a transaction in which his or her rights under this Section 1 are not assigned or that have been sold by a person pursuant to a registration statement under the Act covering such Registrable Securities that has been declared effective by the SEC.

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(k) The term “Restricted Securities” means any Registrable Securities required to bear the first legend set forth in Section 3(c).

(l) The term “SEC” shall mean the Securities and Exchange Commission and any successor thereto.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) February 15, 2009, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of twenty percent (20%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty five percent (25%) of the Registrable Securities then outstanding (or any lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $15,000,000) and a pre-money valuation of the Company of at least $150,000,000, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) use its reasonable efforts to effect, as soon as practicable after receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of Section 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.6.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 1.2 after the Company has effected three (3) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.6, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in such registration statement has been completed; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Act, or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to each Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request from time to time in order to facilitate the disposition of Registrable Securities owned by it.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already required to qualify to do business or subject to service in such jurisdiction and except as may be required by the Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Make available for inspection by any Major Investor participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Major Investor or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Major Investor, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Major Investor, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided.

(j) Make available to each Holder participating in such registration, upon the request of such Holder:

(i) in the case of an underwritten public offering, a copy of any opinion of counsel for the Company provided to the underwriters participating in such offering, dated the date such shares are delivered to such underwriters for sale in connection with the registration statement;

(ii) in the case of an underwritten public offering, a copy of any “comfort” letters provided to the underwriters participating in such offering and signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement, to the extent permitted by the standards of the AICPA or other relevant authorities; and

(iii) a copy of all documents filed with and all correspondence from or to the SEC in connection with any such offering other than non-substantive cover letters and the like.

(k) Otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or 1.16 if, due to the operation of Section 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or 1.16(a).

1.6 Expenses of Demand Registration. The Company shall bear and pay all expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2 for each Holder, including (without limitation) all registration, filing and qualification fees, printer and accounting fees relating or apportionable thereto and the fees and disbursements not to exceed $25,000 of one counsel to the selling Holders hereunder (which counsel shall be designated by Holders owning a plurality of the Registrable Securities); provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless either (a) such withdrawal by such Holders is based upon a material adverse change in the condition, business or prospects of the Company that was not known or communicated to the Holders requesting registration at the time of their request for registration under Section 1.2 and have withdrawn the request with reasonable promptness following disclosure by the Company of such material change, or (b) the Holders of a majority of the Registrable Securities agree to forfeit their right to three (3) demand registrations pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printer and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each officer and director of such Holder, any underwriter (as defined in the Act) of such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to (1) a Holder who is either an officer or director of the Company at the time of the statement, omission or violation (a “Management Holder”) unless (A) such Management Holder has sold shares included in the registration statement and (B) each Holder that is not a Management Holder has first been fully indemnified and held harmless pursuant to this Section 1.10, (2) amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), or (3) any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder (including each officer and director of such Holder), underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement, each officer and director of any such other Holder and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder, or by an officer or director of any such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 1.10(b) exceed the gross proceeds from the offering received by such Holder net of underwriters’ commissions and discounts.

(c) Promptly after obtaining actual knowledge of any third party claim or action as to which it may seek indemnification under this Section 1.10, an indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, if, and to the extent that, such failure is prejudicial to such indemnifying party’s ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense (including, without limitation, legal and other expenses incurred by such indemnified party in investigating or defending any such action or claim) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 1.10, no Holder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the net proceeds received by such Holder from the offering covered by the applicable registration statement.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds (i) at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization) or (ii) such lesser number of shares as represents all of such transferring Holder’s shares of Registrable Securities prior to the transfer, provided that for any transfer under this Section 1.12(i) or (ii): (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.13 “Market Stand-Off” Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s initial public offering of its securities pursuant to a registration statement filed pursuant to the terms of the Securities Act, provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities are bound by and have entered into similar agreements; and provided further that such 180 day period may be extended to the extent necessary to permit any managing underwriter to comply with NASD Rule 2711(f)(4). The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.13. The Company may impose stop-transfer instructions and may stamp each such certificate with the following legend hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS OR LONGER IN CERTAIN CIRCUMSTANCES IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

1.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, 1.3, or 1.16 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) five (5) years after the closing of the of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial underwritten offering of its Common Stock to the general public.

1.15 Limitations on Registration Rights. From and after the date of this Agreement, the Company, except with the prior written consent of the holders of a majority of the Registrable Securities then outstanding, shall not enter into any other agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company, upon any registration of any of its securities, to include, among the securities that the Company is then registering, securities owned by such holder, unless under the terms of such other agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities; provided however, that without such consent (i) Investors may become parties to this Agreement as Holders pursuant to Section 4.8, and (ii) the Company may grant without such consent registration rights under Section 1.3 hereof in connection with shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, which shares shall be treated as Registrable Securities and the holders of which shares shall be treated as Holders for the purposes of Section 1.3 only.

1.16 Registration on Form S-3.

(a) After its initial public offering, the Company shall use its reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares of such Holder or Holders), provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000 (net of any underwriters’ discounts or commissions), (ii) in the event that the Company shall furnish the certification described in Section 1.2(c) (but subject to the limitations set forth therein), (iii) in a given twelve (12) month period, after the Company has effected one such registration in any such period, or (iv) it is to be effected more than five (5) years after the Company’s initial public offering. The Company shall not be required to register in any jurisdiction in which it would be required to qualify to do business or to execute a general consent to service of process in effecting such registration.

(b) If a request complying with the requirements of Section 1.16(a) is delivered to the Company, and the registration is for an underwritten offering, the provisions of Section 1.2(b) hereof shall apply to such registration. All expenses incurred pursuant to Section 1.16, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company; thereafter all expenses including fees and disbursements of all counsel for the selling Holder or Holders and counsel for the Company shall be borne pro rata by the Holder or Holders participating in the S-3 registration.

2. Covenants of the Company.

2.1 Financial Statements. Subject to the restrictions set forth in this Section 2.1, the Company will furnish to each Major Investor:

(a) As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, a statement of income and a statement of cash flows for such fiscal year, a balance sheet and statement of shareholders’ equity as of the end of such year and complete notes to financial statements, prepared in accordance with generally accepted accounting principles, accompanied by a report of certified public accountants of nationally or regionally recognized standing selected by the Board.

(b) As soon as available, but in any event not later than forty five (45) days after the close of each fiscal quarter other than the fourth quarter of a fiscal year, unaudited statements of income and cash flows for such fiscal quarter and an unaudited balance sheet and unaudited statement of shareholders’ equity as of the end of such fiscal quarter, certified to be correct by the President of the Company, subject to normal year-end adjustments.

(c) As soon as available, but in any event within thirty (30) days after the end of each calendar month, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such calendar month, and consolidated statements of income for such period and for the current fiscal year to date, together with a comparison of such statements to the Company’s operating plan then in effect.

(d) As soon as practicable upon approval or adoption by the Board, the Company’s budget and operating plan (including projected balance sheets and profits and loss and cash flow-statements) for each fiscal year.

2.2 Inspection. The Company shall permit the authorized representatives of each Major Investor to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with the officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

2.3 Nondisclosure Agreements. The Company shall require all persons now or hereafter employed by the Company or any subsidiary who have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure and assignment of invention provisions. The Company shall require all consultants now or hereafter hired, consulted or retained by the Company or any subsidiary who have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure provisions.

2.4 Right of First Offer.

(a) The Company hereby grants to each Major Investor a right of first refusal to purchase, on a pro rata basis, all or any part of the New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. A Major Investor’s pro rata share for purposes of this Section 2.4 shall equal a fraction, the numerator of which is the number of shares of capital stock of the Company owned by such Major Investor and the denominator of which is the total number of shares of capital stock of the Company owned by all of the shareholders of the Company, calculated on an as converted to Common Stock basis.

(b) “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock, the effective price of which, on an as converted to Common Stock basis is less than the Conversion Price of the Company’s most recently issued series of Preferred Stock (calculated pursuant to the terms of the Company’s then effective Amended and Restated Certificate of Incorporation); provided, however, that the term “New Securities” does not include (A) the Series A Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (B) the Series B Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (C) the Series C Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (D) the Series D Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (E) the Company’s Series E Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (F) securities offered to the public pursuant to a registration statement or document; (G) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than fifty one percent (51%) of the voting power of such corporation; (H) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (I) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding or reserved for issuance as of the date hereof; (J) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to any stock option plan to be adopted by the Company and the related underlying options; or (K) shares of Common Stock issued pursuant to the issuance of stock warrants or other securities or rights to persons or entities with which the Company has business relationships, other than officers, directors or employees of the Company, provided such issuances are for other than primarily financing purposes.

(c) In the event the Company intends to issue New Securities, it shall give to each Major Investor written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Each Major Investor shall have twenty (20) days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.

(d) In the event the Investor fails to exercise the foregoing right of first refusal with respect to any New Securities within such twenty (20) day period (or the additional five (5) day period provided for overallotments), the Company may within 120 days thereafter sell any or all of such New Securities not agreed to be purchased by the Major Investor, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to the Major Investor pursuant to Section 2.4(c). In the event the Company has not sold such New Securities within such 120 day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to each Major Investor in the manner provided above.

2.5 Confidentiality, Termination and Assignment of Certain Covenants.

(a) Each Investor agrees that it will at all times keep confidential and will not disclose or divulge, or use for any purpose other than to evaluate its investment in the Company, any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to the Company’s obligations to submit financial statements, reports and other materials hereunder, or pursuant to visitation, inspection or management meeting rights granted hereunder unless such information is or becomes known to such Investor from a source other than the Company, is or becomes publicly known other than as a result of a breach by such Investor of this Section 2.5, or unless the Company gives its written consent to such Investor’s release of such information, except that no such written consent shall be required (and such Investor shall be free to release such information) if such information is to be provided to such Investor’s counsel or accountant, or to an officer, director or partner of such Investor, provided that such Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential. The provisions of this Section 2.5 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto, and shall survive the termination of this Agreement.

(b) The covenants set forth in Section 2 shall terminate and be of no further force or effect upon the earlier of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the underwritten offering of its securities to the general public and (ii) the first date on which the Company becomes subject to the reporting requirements of the 1934 Act.

(c) The rights to information set forth in Section 2.1 may not be assigned or transferred to any third party who does not, after such assignment or transfer, constitute a Major Investor, except by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder (other than to a direct competitor of the Company, as reasonably determined by the Company).

(d) In addition to the restrictions set forth in Section 2.5(c) on the transfer of the rights to information and inspection, such rights may not be transferred to any person or entity that the Company and Holder reasonably and mutually agree are engaged in a competitive business.

2.6 Observer Rights. The Company shall permit each Major Investor as of the date hereof that does not then have a representative on the Board of Directors to appoint a representative (the “Representative”) to attend all meetings of the Board in a nonvoting observer capacity (the “Observer Rights”) and, in this respect, shall give the Representative copies of all notices to all meetings; provided, however, that such Major Investor hereby agrees for itself and on behalf of the Representative to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or disclosed in such meetings; and provided further that the Company reserves the right to withhold information and to exclude the Representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. The Observer Rights shall not be assignable in any manner, through operation of law or otherwise.

3. Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 3. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 3 and Section 1.13, except for transfers permitted under Section 3(b), and (y):

(i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Permitted transfers include (i) transfers not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a Corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144(k), as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 3.

The legend above stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144 under the Act.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.2 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed: if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; if to any other holder of any Registrable Securities, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such Registrable Securities for which the Company has contact information in its records; and if to the Company, one copy should be sent to:

BioForm Medical, Inc.

1875 S. Grant St.

Suite 101

San Mateo, CA 94402

Fax: (650) 341-4232

Attn: Chief Executive Officer

or at such other address as the Company shall have furnished to the Investors, with a copy to:

David Saul

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304.

Fax: (650) 493-6811.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, when directed to the electronic mail address set forth on Exhibit A hereto, if any.

4.7 Expenses. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

4.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company; provided that, without the consent of the Company and all holders of Registrable Securities then outstanding, no amendment to this Agreement may be made that (i) modifies this Section 4.8, or (ii) would effect the holders of the Registrable Securities in a disproportionate manner (other than any disproportionate results that are due to a difference in the relative stock ownership in the Company). Notwithstanding the foregoing, purchasers of shares of the Company’s Series D Preferred Stock under the Purchase Agreement or an addendum or amendment thereto after the date of the Purchase Agreement may be added as a party to this Agreement as an Investor and shall be entitled to the terms, benefits and conditions of this Agreement by the execution of this Agreement on a signature page to this Agreement. This Agreement hereby amends and restates in its entirety the Original Agreement.

4.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.10 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

4.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

4.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.13 Jurisdiction, Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

4.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

4.15 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT

4.16 Termination. This Agreement will terminate upon the earlier of (i) immediately prior to the closing of sale of substantially all of the Company’s assets or a merger pursuant to which the Investor securities that are registered under the Act and the rules and regulations promulgated thereunder, (ii) the receipt by the Company of the consent of the holders of a majority of the Registrable Securities then outstanding, and (iii) the fifth anniversary of the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial underwritten offering of its Common Stock to the general public.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors Rights Agreement as of the date first above written.

BioForm Medical, Inc.

By:	/s/ Steve Basta
Steve Basta, President

[SIGNATURE PAGE TO BIOFORM MEDICAL, INC. A/R INVESTORS’ RIGHTS AGREEMENT]

Exhibit A

INVESTORS

Biotechnology Development Fund II, L.P.	Richard Gabriel and Lucy Gabriel Revocable Trust

Biotechnology Development Fund, L.P.	Victor S. Lee

Biotechnology Development Fund IV, L.P.	Pak Chuen Tong

Biotechnology Development Fund IV, Affiliates, L.P.	Daniel Tin Chak Lee, M.D.

BioAsia Crossover Fund, L.P.	Ken Y. Leung

Veron International Limited	Dennis Choy

Pinto Investment Partners, L.P. (f/ka/) Cockrell Investment Partners, L.P.	Jon Cyganiak Sr.

Teknoinvest VIII KS	Joseph Y.S. Pang

Essex Woodlands Health Ventures Fund VI	George Taylor

Hofung Holdings Limited	John Harland

Red Wood Creek, Ltd.	Chester Wang

Kenson Ventures, LLC	Allan May

Thunderbird Global Limited	Paul J. Tauber and Shawna X. Tauber, Trustees of the Tauber Revocable Trust UTD 09/20/03

Frank Kung, a/t/f the Kung Family Trust	Albert Cha

Anselm Leung, a/t/f the Leung Family Trust	Erik N. Engleman

Edgar D. Engleman, a/t/f the Engleman Family Trust	John J. Lott

JRSL LLC	WS Investment Company, LLC (2006A)

Helen Lee Lai and N.C. Joseph Lai, and their successors, co-Trustees of the Helen and Joseph Lai Irrevocable Trust, dated December 17, 1999	WS Investment Company, LLC (2006C)

BIOFORM MEDICAL, INC.

AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment to the Amended and Restated Investors’ Rights Agreement (this “Amendment”) is made and entered into as of April 27, 2007 by and among BioForm Medical, Inc., a Delaware corporation (the “Company”) and the parties set forth in the signature pages hereto. This Amendment amends the Amended and Restated Investors’ Rights Agreement dated as of June 28, 2006 (the “IRA”).

WHEREAS, the Company and the parties listed on Exhibit A to the IRA entered into the IRA as of June 28, 2006;

WHEREAS, the Company proposes to issue up to $15,000,000 in equity financing by way of the sale of approximately 2,727,300 shares of Series E Preferred Stock at a per share price of $5.50 (the “Series E Preferred Stock Offering”);

WHEREAS, pursuant to Section 2.4 of the IRA, each Major Investor (as defined in Section 1.1 of the IRA) has the right of first offer with respect to “New Securities” (as therein defined), including without limitation the proposed issuance of the Series E Preferred Stock;

WHEREAS, the undersigned parties to the IRA desire to (i) waive any rights such party may have under the IRA to purchase such shares of Series E Preferred Stock and (ii) amend the IRA to exclude from the definition of New Securities shares of Series E Preferred Stock; and

WHEREAS, the parties desire to evidence this intent in writing.

NOW, THEREFORE, the parties agree as follows:

1. Amendment to IRA. Section 2.4(b) of the IRA is hereby amended in its entirety to read as follows:

“New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock, the effective price of which, on an as converted to Common Stock basis is less than the Conversion Price of the Company’s most recently issued series of Preferred Stock (calculated pursuant to the terms of the Company’s then effective Amended and Restated Certificate of Incorporation); provided, however, that the term “New Securities” does not include (A) the Series A Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (B) the Series B Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (C) the Series C Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (D) the Series D Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (E) the Company’s Series E Preferred Stock or the shares of Common Stock issuable upon conversion thereof; (F) securities offered to the public pursuant to a registration statement or document; (G) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than fifty one percent (51%) of the voting power of such corporation; (H) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (I) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding or reserved for issuance as of the date hereof; (J) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to any stock option plan to be adopted by the Company and the related underlying options; or (K) shares of Common Stock issued pursuant to the issuance of stock warrants or other securities or rights to persons or entities with which the Company has business relationships, other than officers, directors or employees of the Company, provided such issuances are for other than primarily financing purposes.

2. Waiver of Notice and Right of First Offer. With respect to the Series E Preferred Stock Offering, each of the undersigned parties hereby (i) waives any right of first offer to purchase a pro-rata share of any New Securities that such party may have with respect to Section 2.4 of the IRA or otherwise and (ii) waives any right entitling holders of Preferred Stock to twenty (20) days’ notice prior to the issuance of New Securities (as that term is defined in the IRA) under Section 2.4 of the IRA.

3. Effective Date. This Amendment shall be effective upon the execution hereof by the Company and the Holders representing a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

4. Miscellaneous.

a. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment. All references in this Amendment to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

b. Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of California without reference to conflicts of law principles.

c. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

d. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

BIOFORM MEDICAL, INC.
a Delaware corporation

By:	/s/ Steven Basta
Name:	Steven Basta
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO BIOFORM MEDICAL, INC. A/R INVESTORS’ RIGHTS AGREEMENT]